Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the "Amendment") is made this 26th day of June, 2017, by and among Citizens & Northern Corporation, a Pennsylvania business corporation (the "Corporation"), Citizens & Northern Bank (the "Bank"), a Pennsylvania chartered bank, and J. Bradley Scovill, an adult individual ("Executive").

WHEREAS, the Corporation, the Bank and Executive entered into an Employment Agreement, effective as of March 2, 2015 (the "Employment Agreement"); and

WHEREAS, as a result of action by the Board of Directors of the Corporation and the Bank, the Corporation, the Bank and Executive desire to amend the Employment Agreement to extend the end date of the Employment Period by one (1) year from March 1, 2018 until March 1, 2019; and

WHEREAS, in recognition of the valued services provided by Executive to the Corporation and the Bank, the Corporation and the Bank desire to amend the Employment Agreement, as an incentive for Executive to continue to provide such valued services in the future.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, for good and valuable consideration, and intending to be legally bound hereby, the Corporation, the Bank and Executive agree as follows:

1.       Section 3(a) of the Employment Agreement is hereby amended by deleting the existing Section 3(a) in its entirety and adding a new Section 3(a) which shall read in its entirety as follows:

3. Term of Agreement.

(a)       Employment Period. The initial term of this Agreement shall begin on the Effective Date, and if not previously terminated pursuant to the terms of this Agreement, shall end on March 1, 2019 (the "Employment Period"); provided, however, that unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to March 1, 2019 (the "Renewal Date"), this Agreement will be automatically renewed for a period ending twelve (12) months from the Renewal Date, and unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to March 1 of each successive calendar year thereafter, the Employment Period will be automatically renewed for successive twelve (12) month periods.

2.       In all other respects, the Employment Agreement, as amended above, is hereby ratified and confirmed by the Corporation, the Bank and Executive. All other provisions of the Employment Agreement shall remain in full force and effect as amended hereby.

IN WITNESS WHEREOF, the parties, each intending to be legally bound, have executed this Amendment as of the date, month and year first above written.

ATTEST:	CITIZENS & NORTHERN CORPORATION

/s/ Kimberly N. Battin	By: /s/ Leo F. Lambert
Kimberly N. Batin, Secretary	Leo F. Lambert, Chairman

ATTEST:	CITIZENS & NORTHERN BANK

/s/ Kimberly N. Battin	By: /s/ Leo F. Lambert
Kimberly N. Batin, Secretary	Leo F. Lambert, Chairman

WITNESS:	EXECUTIVE

/s/ Kimberly N. Battin	/s/ J. Bradley Scovill
Kimberly N. Batin	J. Bradley Scovill